EXHIBIT 10.24
HUNTINGTON INGALLS INDUSTRIES, INC.
SPECIAL OFFICER RETIREE MEDICAL PLAN
ARTICLE 1 INTRODUCTION
1.01	Purpose and History. The purpose of the Huntington Ingalls Industries, Inc. Special Officer Retiree Medical Plan (“Plan”) is to provide lifetime retiree medical and life insurance benefits accrued by the Chief Executive Officer of Huntington Ingalls Industries, Inc. (the “Company”) while he was a Corporate Policy Council Member of Northrop Grumman Corporation and participated in the Northrop Grumman Special Officer Retiree Medical Plan (the “Participant”). The Plan was established through the spin-off of the portion of the Northrop Grumman Corporation Special Officer Retiree Medical Plan (the “NGC Plan”) consisting of the NGC Plan’s obligation to provide benefits to the Participant and his eligible dependents as defined in the NGC Plan. The Plan is effective as of the “Distribution Date” as defined under the Separation and Distribution Agreement among Northrop Grumman Corporation, the Company and New P, Inc., pursuant to which Northrop Grumman Corporation distributed the shares of the Company as described in the Agreement (the “Spinoff”). The Plan provides for the continuation after retirement of welfare benefits to a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 29 CFR section 2520.104-24 and Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”).

1.02	Substantive Benefits. This document describes the eligibility provisions and terms of coverage under the Plan. The actual medical and life insurance coverage will be provided pursuant to the terms of the insurance contract or contracts issued by an insurance carrier or carriers selected by the Company.
ARTICLE 2 DEFINITIONS
2.01	Board. The Company’s Board of Directors.

2.02	Committee. The Compensation Committee of the Board.

2.03	Continuation Coverage. Continued medical coverage under the Plan after a Qualifying Event has occurred. Such medical coverage is identical to the medical coverage as provided under the Plan to similarly situated persons with respect to whom a Qualifying Event has not occurred.

2.04	Continuation Coverage Election Period. The period beginning on the date of the Qualifying Event and ending sixty (60) days after the later of (a) the date the Qualified Beneficiary would lose medical coverage on account of the Qualifying Event, or (b) the date that the Qualified Beneficiary is provided with notice of his or her right to elect Continuation Coverage.

2.05	Qualified Beneficiary. The Participant’s spouse or dependent who, on the day before a Qualifying Event, has medical coverage under the Plan. In the case of a Qualifying Event described in subsection 2.06(iv) below, Qualified Beneficiary means the Participant, if he had retired on or before the date of substantial elimination of medical coverage and any person who on the day before the Qualifying Event is the spouse or Surviving Spouse of the retired Participant or a covered dependent child of the retired Participant or Surviving Spouse.

2.06	Qualifying Event. Any of: (i) the Participant’s death after his retirement, but only with respect to a beneficiary who is not the Surviving Spouse of the retired Participant; (ii) the Participant’s divorce or legal separation from his spouse after the Participant’s retirement; (iii) a dependent child ceasing to be eligible for medical coverage as a dependent child of the retired Participant under the dependent eligibility provisions of the insurance contract through which coverage is provided; or (iv) a proceeding in a case under Title 11 of the United States Code with respect to the Company; provided, however, that any such event will be a Qualifying Event only if it will cause the Qualified Beneficiary an immediate or deferred loss of medical coverage under the Plan. For purposes of this subsection, a loss of medical coverage means to cease to be eligible for medical benefits under the Plan under the same terms and conditions as in effect immediately before the Qualifying Event. A loss of medical coverage will be considered a deferred loss of medical coverage for purposes of this provision if the loss of medical coverage does not occur at the time of the Qualifying Event but occurs before the end of what would be the maximum period of Continuation Coverage under section 7.04 below. In the case of a Qualifying Event described in (iv), a loss of medical coverage includes a substantial elimination of medical coverage with respect to a Qualified Beneficiary within one year before or after the date of commencement of the bankruptcy proceeding.

2.07	Surviving Spouse. The individual to whom the retired Participant was legally married under applicable State law both at the time of his retirement and at the time of his death.
ARTICLE 3 ELIGIBILITY
3.01	Eligibility. Eligibility for the Plan is limited to the Participant and his eligible spouse and dependents, who will be eligible for medical benefits under the Plan commencing at the same time the Participant’s medical benefits commence. Spouse and dependent eligibility will be determined in accordance with the terms of the insurance contract through which coverage is provided. The Participant’s eligibility for life insurance coverage will be subject to the terms of the life insurance contract or contracts through which such coverage is provided. The Participant’s spouse and dependents are not eligible for life insurance coverage under the Plan.

3.02	Revocation of Eligibility. The Board or Committee may revoke the Participant’s or Surviving Spouse’s Plan eligibility, provided that the Participant or, after the Participant’s death, his Surviving Spouse, consents to the revocation.
Huntington Ingalls Industries, Inc.
Special Officer Retiree Medical Plan

3.03	Automatic Cessation of Eligibility. The spouse or dependent of the Participant will cease to be eligible for medical benefits under the Plan upon the earlier of the following: (i) the date the Participant ceases to participate under the Plan; or (ii) the date the spouse or dependent ceases to be eligible in accordance with the terms of the insurance contract through which coverage is provided.
ARTICLE 4 COMMENCEMENT OF BENEFITS AND COSTS
4.01	Commencement of Benefits. The Participant may elect to commence benefits under the Plan coincident with retirement from the Company under the terms of the supplemental executive retirement plan in which the Participant participates. If the election to commence is not made at the time of retirement, the Participant and his dependents cease to be eligible for the Plan. No subsequent election to commence benefits will be allowed.

4.02	Duration of Benefits. Subject to the Company’s right to amend or terminate the Plan (as limited by subsection 5.01(a)), life insurance coverage will be provided for the life of the Participant and medical coverage will be provided for the life of the Participant and the life of his Surviving Spouse, if any. Eligible dependent medical coverage will only be available during the life of the Participant and the life of his Surviving Spouse, if any, subject to ARTICLE 7.

4.03	Coverage Provided. Medical and life insurance coverage will be provided pursuant to the terms of the insurance contract or contracts issued by an insurance carrier or carriers selected by the Company and is subject to the Company’s ability to purchase such coverage. Life insurance coverage will be in the amount of $450,000 at the Participant’s retirement and will be reduced by $50,000 effective as of each January 1 thereafter until the amount reaches $250,000.

4.04	Medicare. The Participant, spouse or Surviving Spouse must enroll in Medicare Parts A and B when first eligible in order to receive benefits under this Plan. If he or she fails to enroll, medical benefit coverage under this Plan will cease upon the date the Participant, spouse or Surviving Spouse first becomes eligible for Medicare Parts A and B.

4.05	Costs of Coverage.
(a)	Medical Coverage.
(i)	The Participant (or Surviving Spouse, following the death of the Participant) will be responsible for any participant cost items, such as contributions toward the cost of coverage, copayments, and deductibles, as determined by the Company in its discretion and described in the insurance contract through which coverage is provided; provided, however, that subject to subsection (a)(ii) below, the level of participant contributions toward the cost of coverage will be frozen as of the date the Participant commences benefits under this Plan.
Huntington Ingalls Industries, Inc.
Special Officer Retiree Medical Plan

(ii)	The Participant’s or Surviving Spouse’s contribution toward the cost of coverage may vary based on the level of coverage (one-person, two or more persons, etc.) in effect.
(b)	Life Insurance Coverage. The cost of life insurance coverage will be paid in full by the Company.
4.06	Cessation of Medical Coverage. Eligibility for the continuation of medical benefits pursuant to the Plan will cease if any payment required to be made by the Participant or dependent (for example, participant contributions, copayments or deductibles) is not timely paid in accordance with procedures established by the Company.
ARTICLE 5 CHANGE IN CONTROL
5.01	Effect of Change in Control. Upon the occurrence of a “change in control” as defined in the Company’s long-term incentive stock plan (as in effect at the time of the event), each of the following will occur:
(a)	The Plan may not be terminated or amended in any manner that adversely affects the benefits of the Participant without his consent.

(b)	The Participant’s contributions toward the cost of coverage and co-pays, deductibles and any other participant or dependent cost items pursuant to the terms of the insurance contract through which coverage is provided will be frozen as of the date of the change in control.
ARTICLE 6 CLAIMS AND APPEALS PROCEDURES
6.01	Claim for Medical or Life Insurance Benefit. A claim or appeal relating to medical or life insurance benefits under the Plan will be subject to the claims and appeals procedures set forth in the insurance contract through which such coverage is provided or the applicable coverage certificate relating to such insurance contract.

6.02	Administrative Claims. A claim or appeal that is not a claim or appeal relating to a medical or life insurance benefit under the Plan will be considered an “Administrative Claim” and will be subject to the claims and appeals procedures set forth in this section 6.02. Administrative Claims will be decided by the Senior Vice President Human Resources and Administration, or his or her delegate, who will be the claims administrator and the appropriate named fiduciary with respect to such claims.
(a)	Notice of decision on any Administrative Claim will be furnished to the claimant within 90 days after receipt of the Administrative Claim by the claims administrator. The claims administrator may take one 90 day extension if circumstances warrant.

(b)	A claimant whose Administrative Claim is denied in whole or in part will receive written notice of the denial within the timeframe specified in subsection 6.02(a) above setting forth: (i) the specific reasons for the denial; (ii) reference to the
Huntington Ingalls Industries, Inc.
Special Officer Retiree Medical Plan

specific Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the Administrative Claim and an explanation of why such material or information is necessary; and (iv) information as to the steps the claimant must take to submit his or her claim for review, including the time limit for submitting the claim for review.

(c)	A claimant whose Administrative Claim is denied in whole or in part may request review of the denied Administrative Claim not later than 60 days after receipt of written notification of the denial. A claimant’s request for review must be in writing. The claimant may submit written comments, documents, records and other information relating to the Administrative Claim and the claimant will be provided upon request with reasonable access to and copies of documents, records and other information relevant to his or her Administrative Claim. The claims administrator, in his or her sole discretion, will determine whether a document, record or other information is relevant to a claimant’s Administrative Claim.

(d)	Notice of decision on review of an Administrative Claim will be furnished to the claimant within 60 days after receipt of the request for review by the claims administrator. The claims administrator may take one 60 day extension if circumstances warrant.

(e)	A claimant whose Administrative Claim is denied upon review will be furnished with written notice of the denial within the timeframe specified in subsection 6.02(d) above setting forth: (i) the specific reasons for the denial; (ii) reference to the specific Plan provisions on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of documents, records and other information relevant to his or her Administrative Claim; and (iv) a statement of the claimant’s right to bring an action under section 502(a) of ERISA. The claims administrator, in his or her sole discretion, will determine whether a document, record or other information is relevant to a claimant’s Administrative Claim. The decision of the claims administrator on a claimant’s request for review shall be final and conclusive.
ARTICLE 7 CONTINUATION OF MEDICAL COVERAGE
7.01	General. In addition to the Surviving Spouse medical coverage described above, Continuation Coverage under the Plan may be purchased after the date medical coverage would ordinarily terminate under the Plan as a result of a Qualifying Event.

7.02	Participant/Beneficiary Notice Requirements. In the case of the Qualifying Events described in subsections 2.06(ii) and (iii) above, the retired Participant or his spouse or dependent must provide notice of the occurrence of the Qualifying Event not later than 60 days after the occurrence. Such notice must be provided to the COBRA administrator designated by the Company.
Huntington Ingalls Industries, Inc.
Special Officer Retiree Medical Plan

7.03	Availability of Continuation Coverage. Upon the occurrence of a Qualifying Event, each Qualified Beneficiary will be offered an opportunity to purchase Continuation Coverage under the Plan. The election to purchase Continuation Coverage must be made during the Continuation Coverage Election Period in such form and manner as the Company prescribes. A Qualified Beneficiary who fails to elect Continuation Coverage during the Continuation Coverage Election Period following a Qualifying Event will not be entitled to elect Continuation Coverage with respect to such Qualifying Event.

7.04	Period of Continuation Coverage. Continuation Coverage as elected by the Qualified Beneficiary will extend for the period beginning on the date of loss of coverage as a result of the Qualifying Event and ending on the earliest of the following dates:
(a)	If the Qualifying Event was divorce or legal separation, death of the retired Participant, or loss of dependent child status, 36 months after the date Continuation Coverage began;

(b)	If the Qualifying Event was a proceeding in a case under Title 11 of the United States Code: (i) for a Qualified Beneficiary who is the retired Participant, the retired Participant’s date of death; (ii) for a Qualified Beneficiary who is the surviving spouse (determined without regard to whether such spouse was married to the Participant at the time of his termination of employment with the Company and its affiliates) or dependent child of the retired Participant, 36 months after the date of death of the retired Participant;

(c)	The first day for which timely payment for Continuation Coverage is not made with respect to the Qualified Beneficiary as provided in section 7.05 below;

(d)	The date upon which the Company ceases to maintain any group health plan;

(e)	The date upon which the Qualified Beneficiary first becomes covered under another group health plan after the date Continuation Coverage is elected; provided, Continuation Coverage will not terminate if the other group health plan contains an exclusion or limitation with respect to any preexisting condition that affects the Qualified Beneficiary, unless that limitation or exclusion does not apply to the Qualified Beneficiary because of the requirements of the Health Insurance Portability and Accountability Act of 1996;

(f)	The date that the Qualified Beneficiary first becomes entitled to Medicare benefits under Title XVIII of the Social Security Act after the date Continuation Coverage is elected.
Notwithstanding anything herein to the contrary, the Company may terminate the Continuation Coverage of a Qualified Beneficiary on the same basis that the Company may terminate medical coverage under the Plan for a similarly situated individual with respect to whom a Qualifying Event has not occurred.
Huntington Ingalls Industries, Inc.
Special Officer Retiree Medical Plan

7.05	Payment for Continuation Coverage.
(a)	Each Qualified Beneficiary who has elected to purchase Continuation Coverage will make a monthly payment to the Company in an amount up to 102% of the applicable premium determined by the Company in accordance with Internal Revenue Code Section 4980B(f)(4).

(b)	The payment for the period of Continuation Coverage beginning on the date a Qualified Beneficiary would otherwise lose coverage as a result of a Qualifying Event and ending on the last day of the month during which the Qualified Beneficiary elects Continuation Coverage will be due on the date the Qualified Beneficiary elects Continuation Coverage and payment made within forty-five (45) days of such date will be deemed timely payment. The monthly payments for the remainder of the period of Continuation Coverage will be due as of the first day of the month for which the coverage is provided and payment made within thirty (30) days of the due date for each monthly installment will be deemed timely payment.
ARTICLE 8 GENERAL PROVISIONS
8.01	Amendment and Plan Termination. Except as provided in ARTICLE 5, the Company may amend or terminate the Plan at any time for any reason.

8.02	Assignment of Benefits. The Participant or dependent may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to attachment or garnishment by any of his or her creditors or to legal process.

8.03	Nonduplication of Benefits. This Section applies if the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any coverage due the Participant (or his dependent) under the Plan will be reduced by the actuarial value of the coverage extended or payments made to such other person or entity.

8.04	Medicare Primary. Medicare coverage is primary to medical coverage offered pursuant to the Plan. Plan coverage will be secondary to Medicare to the maximum extent permissible under law.

8.05	Funding. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to continue eligibility for executive medical and life insurance coverage pursuant to the terms of the Plan.

8.06	Construction. The Committee will have full and sole discretionary authority to determine eligibility, construe and interpret the terms of the Plan, and determine factual issues, including the power to remedy possible ambiguities, inconsistencies or omissions.
Huntington Ingalls Industries, Inc.
Special Officer Retiree Medical Plan

8.07	Governing Law. This Plan will be governed by the law of the Commonwealth of Virginia, except to the extent superseded by federal law.

8.08	Non-Standard Provisions. The Board or Committee may in their discretion apply eligibility requirements or terms of coverage other than the standard provisions with respect to an individual.

HUNTINGTON INGALLS INDUSTRIES, INC.
By:

Date:

Huntington Ingalls Industries, Inc.
Special Officer Retiree Medical Plan